Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-47605, 333-144580 and 333-216715) pertaining to The Retirement and Savings Plan for Amgen Manufacturing, Limited of Amgen Inc. of our report dated June 13, 2017, with respect to the financial statements and schedule of The Retirement and Savings Plan for Amgen Manufacturing, Limited included in the Annual Report (Form 11-K) for the year ended December 31, 2016.
/s/ ERNST & YOUNG LLP
Los Angeles, California
June 13, 2017